EXHIBIT 10.1

2014 PERFORMANCE UNIT AWARD AGREEMENT - EXECUTIVE OFFICERS

To:           [Name]:

You have been selected as a recipient of performance units (“Performance Units”) under the Global Geophysical Services, Inc. 2006 Incentive Compensation Plan, as amended and restated effective as of February 5, 2010, and as thereafter amended (the “Plan”).  This Award Agreement (“Agreement”) and the Plan together govern your rights and set forth all of the conditions and limitations affecting such rights.  Terms used in this Agreement that are defined in the Plan will have the meanings ascribed to them in the Plan.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms will supersede and replace the conflicting terms of this Agreement.

1.	Terms. Pursuant to the terms and conditions of the Plan and this Agreement, you have been granted Performance Units as outlined below:

Grant Date:	___________, 2014

Performance Period:	January 1, 2014 through December 31, 2016

Vesting Date:	December 31, 2016, subject to Section 2 and Section 7

Settlement Date:	March 15, 2017, subject to Section 2 and Section 7

Performance Units At Target:	___________

Performance Goals:
Schedule I to this Agreement describes the manner in which the total number of Performance Units that vest hereunder will be calculated, with the total number of vested Performance Units based on the metrics set forth on Schedule I (the “Performance Goals”).

2.
Vesting.  After the close of the Performance Period, but before the Settlement Date, the Committee shall determine and certify the extent to which the Performance Goals have been achieved in accordance with Schedule I.  The Performance Units will vest and become non-forfeitable on the Vesting Date in an amount determined based on the results of the Performance Goals, provided you have been continuously employed by the Company or its Subsidiaries at all times from the Grant Date until the Vesting Date.  For the avoidance of doubt, if the Committee determines that the level of achievement of the Performance Goals does not meet the minimum threshold requirements specified in Schedule I, then all Performance Units shall be forfeited.  Except as expressly set forth below, if you are not employed on the Vesting Date, you shall have no rights under this Agreement and all Performance Units shall be forfeited as of your termination date.

If your employment terminates due to Disability or death, then the date of such termination of employment shall be deemed the Vesting Date and you shall vest in the Performance Units At Target. The Performance Units shall be settled on the Settlement Date, which shall be no later than 10 business days after the date of your termination of employment due to death or Disability.

If your employment is terminated by the Company without Cause (as defined in the employment agreement between you and the Company (the “Employment Agreement”)) or you resign for Good Reason (as defined in the Employment Agreement), then the date of such termination of employment shall be deemed the Vesting Date and you shall vest in the Performance Units At Target, provided that you enter into the release agreement referenced in Section 6 of the Employment Agreement. The Performance Units shall be settled on the Settlement Date, which shall be no later than 60 days after the date of your termination of employment without Cause or your resignation for Good Reason.

If you terminate your employment due to Retirement, then you will not forfeit your Performance Units as a result of your Retirement, and on the Vesting Date set forth in Section 1 above you will vest in the number of Performance Units determined by multiplying (i) the number of Performance Units that would have vested as determined in accordance with the first paragraph of this Section 2 had your employment not terminated and (ii) a fraction, the numerator of which is the number of days that elapsed between January 1, 2014 and the date of your termination of employment due to Retirement and the denominator of which is 1095.

Notwithstanding the foregoing, regardless of the level of achievement of the Performance Goals, the Committee reserves the discretion to adjust the payout of the Performance Units by any amount it deems appropriate, including reducing the payout of the Performance Units to zero or increasing the payout of the Performance Units to two times the Performance Units at Target.

3.
Book Entry Account.  The Company shall establish (or shall instruct its stock plan administrator to establish) a book entry account representing the Performance Units At Target in your name effective as of the Grant Date, provided that the Company shall retain control of the Performance Units in such account until the Performance Units have become vested in accordance with this Agreement and shares of Common Stock have been issued, if any, in settlement of the Performance Units.

4.
Distribution of Shares.  You shall receive one share of Common Stock in satisfaction of each vested Performance Unit credited to your account, which shall be registered in your name and transferable by you, on the Settlement Date.

5.
Stockholder Rights; Dividend Equivalents.  The Performance Units do not confer on you any rights of a stockholder of the Company unless and until shares of Common Stock are in fact issued to you in connection with the vested Performance Units.  No dividend equivalents shall be paid with respect to unvested Performance Units.

6.
Transferability.  No rights granted under this Agreement can be assigned or transferred, whether voluntarily or involuntarily, by operation of law or otherwise, except by will or the laws of descent and distribution.  In the event of any transfer or assignment of rights granted under this Agreement in accordance with this Section 6, the person or persons, if any, to whom such rights are transferred by will or by the laws of descent and distribution shall be treated after your death the same as you under this Agreement.  Any attempted transfer or assignment of rights under this Agreement prohibited under this Section 6 shall be null and void.

7.
Change in Control.  In the event of a Change in Control prior to end of the Performance Period, the Performance Period shall be deemed to end on the date of the Change in Control and you will vest as of such date in the greater of (I) the Performance Units at Target or (II) the number of Performance Units that would have vested based on performance achieved through the end of such adjusted Performance Period, calculated in accordance with Schedule I and certified by the Committee.

The vested Performance Units shall be paid in Common Stock or cash (based on the value of the Common Stock immediately prior to the Change in Control multiplied by the number of vested Performance Units), in the discretion of the Committee on the Settlement Date, which shall be no later than 10 business days after the date of the Change in Control.

8.
Adjustments.  As provided in Section 6.6 of the Plan, certain adjustments may be made to the Common Stock related to the Performance Units upon the occurrence of events or circumstances described in Section 6.6 of the Plan.  Without limiting the generality of the foregoing, and except as otherwise provided in the Plan, in the event of any merger, consolidation, reorganization, recapitalization, reclassification or other capital or corporate structure change of the Company, for all purposes references herein to Common Stock or to Performance Units shall mean and include all securities or other property (other than cash) that holders of Common Stock are entitled to receive in respect of Common Stock by reason of each such successive event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Performance Units.

9.
Withholding; Code Section 409A.  The Company has the right to deduct applicable taxes from any payment under this Agreement and withhold, at the Settlement Date or such other date as the Company may determine is appropriate, an appropriate number of shares of Common Stock for payment of required withholding taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Fair Market Value of the shares of Common Stock withheld for payment of required withholding taxes shall equal no more than the required minimum withholding taxes.  The Performance Units granted under this Agreement are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent.

10.
Notice.  Any written notice required or permitted by this Agreement shall be mailed, certified mail (return receipt requested) or hand-delivered.  Notice to the Company shall be addressed to the Company’s General Counsel at 13927 South Gessner Road, Missouri City, Texas 77489.  Notice to you shall be addressed to you at your most recent home address on record with the Company.  Notices are effective upon receipt.

11.
Requirements of Law.  The granting of Performance Units and the issuance of shares of Common Stock under the Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.	Miscellaneous.

(i)
The granting of this Award shall not give you any rights to similar grants in future years or any right to be retained in the employ or service of the Company or its Subsidiaries or interfere in any way with the right of the Company or any such Subsidiary to terminate your employment or services at any time, or your right to terminate your employment or services at any time.

(ii)
Notwithstanding anything to the contrary herein, if the Board or an appropriate committee thereof determines that any material misstatement of financial results or a Performance Goal has occurred as a result of your conduct, then the Board or appropriate committee may in its sole discretion require reimbursement of any compensation received by you as a result of any settlement of Performance Units that occurred during the one-year period prior to the date the Board first discovered the material misstatement.

(iii)
If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(iv)	THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

(v)	This Award shall be binding upon and inure to the benefit of the Company and its successors and assigns.

(vi)
This Award, including the relevant provisions of the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, with respect to the subject hereof.  This Award may not be amended, except by an instrument in writing signed by the Company and you.

(vii)	This Award may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

GLOBAL GEOPHYSICAL SERVICES, INC.

Richard. C. White President and Chief Executive Officer

GRANTEE

[NAME]

SCHEDULE I

GLOBAL GEOPHYSICAL SERVICES, INC.
2006 INCENTIVE COMPENSATION PLAN

2014 PERFORMANCE UNIT AWARD AGREEMENT

1.
Calculation of Vested Performance Units.  The number of Performance Units that shall vest as of the Vesting Date shall be equal to the product of (i) the Performance Units At Target and (ii) the Adjustment Factor (with any fractional shares rounded up to the next whole share).  For this purpose, the Adjustment Factor means the sum of (i) the Total Shareholder Return Adjustment Factor, and (ii) the HSE Adjustment Factor.

2.
Calculation of Total Shareholder Return Adjustment Factor.  The Total Shareholder Return of the Company and of the Comparison Companies shall be calculated and certified by the Committee.  The ranking of the Company’s Total Shareholder Return as compared to the Total Shareholder Return of each Comparison Company shall determine the Total Shareholder Return Multiplier using the chart below.  The Total Shareholder Return Adjustment Factor shall be equal to the product of (i) the Total Shareholder Return Weighting and (ii) the Total Shareholder Return Multiplier.

Relative Performance Ranking	Total Shareholder Return Multiplier
1st	2.00
2nd	1.67
3rd	1.33
4th	1.00
5th	0.67
6th	0.33
7th	0.00

3.
Calculation of HSE Adjustment Factor.  The HSE of the Company shall be calculated and certified by the Committee.  The level of the Company’s HSE shall determine the HSE Multiplier using the chart below.  The HSE Multiplier for performance rankings between points on this chart shall be determined by linear interpolation between the values listed.  In no event shall the HSE Multiplier exceed 2.00.  If the HSE is greater than 1.7, the HSE Multiplier shall be zero.  The HSE Adjustment Factor shall be equal to the product of (i) the HSE Weighting and (ii) the HSE Multiplier.

HSE	HSE Multiplier
1.40	2.00
1.70	0.00

4.	Definitions.

(i)	“Beginning Price” means the average closing price of a share of common stock for the 30 consecutive trading day period including and prior to January 1, 2014.

Schedule I

(ii)
“Comparison Companies” means Compagnie Generale de Geophysique – Veritas, Dawson Geophysical Co., Geospace Technologies Corp., ION Geophysical Corp., Mitcham Industries Inc. and TGC Industries Inc; provided, however, that the Committee may modify the list of Comparison Companies if a Comparison Company is no longer, in the Committee’s discretion, a reasonable comparison to the Company (e.g., due to merger, bankruptcy or other change of circumstance of a Comparison Company).

(iii)	“Dividends” means the sum of all ordinary and extraordinary dividends paid during the Performance Period with respect to the applicable share of common stock.

(iv)	“Ending Price” means the average closing price of a share of common stock for the 30 consecutive trading day period including and prior to December 31, 2016.

(v)
“HSE” means the Total Recordable Incident Rate (TRIR) which is the number of recordable injuries in a calendar year multiplied by 200,000 (100 employees working 2,000 hours per year) divided by the total man-hours actually worked during such year.

(vi)	“HSE Factor” means the adjustment factor calculated in accordance with Section 3 of this Schedule I.

(vii)	“HSE Multiplier” means the multiplier determined in accordance with Section 3 of this Schedule I.

(viii)	“HSE Weighting” means 15%.

(ix)	“Total Shareholder Return” means a fraction, the numerator of which is the Ending Price plus Dividends minus the Beginning Price, and the denominator of which is the Beginning Price.

(x)	“Total Shareholder Return Adjustment Factor” means the adjustment factor calculated in accordance with Section 2 of this Schedule I.

(xi)	“Total Shareholder Return Multiplier” means the multiplier determined in accordance with Section 2 of this Schedule I.

(xii)	“Total Shareholder Return Weighting” means 85%.

Schedule I